Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SMART Technologies Inc.

We consent to the incorporation by reference in the Registration Statement (No. 333-181530) on Form S-8 of SMART Technologies Inc. of our reports dated May 14, 2015, on the consolidated financial statements of SMART Technologies Inc. and on the effectiveness of internal control over financial reporting as at March 31, 2015, which reports are included in the Annual Report on Form 20-F of SMART Technologies Inc. for the fiscal year ended March 31, 2015.

/s/ KPMG LLP
Chartered Accountants
Calgary, Canada
May 14, 2015